Exhibit 99.1

AT THE COMPANY:

John Nieser — CFO

(713) 623-0790

Cornell Companies Reports Second-Quarter, Six-Month 2005 Results

Updates Guidance for 2005 Second Half

Houston, TX (August 9, 2005) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the period ended June 30, 2005. The Company reported a net loss of $0.3 million, or $0.02 per diluted share, compared with a net loss of $1.1 million, or $0.08 per diluted share, in same period last year. This year’s second-quarter results included $0.7 million of start-up costs (net of start-up revenues) for new facilities, $1.7 million of losses from discontinued operations, and $0.5 million of losses associated with New Morgan Academy. The 2004 second-quarter results included a total of approximately $1.0 million for start-up costs (net of start-up revenues) for new facilities and losses associated with New Morgan Academy, and $1.4 million for charges related to the early extinguishment of debt.

Second-quarter 2005 pro forma earnings were $0.9 million, or $0.06 per diluted share, versus pro forma earnings of $1.3 million, or $0.10 per diluted share, in the comparable 2004 quarter. Pro forma amounts exclude the effects of start-up costs (net of start-up revenues) for new facilities and losses associated with New Morgan Academy, and the 2004 debt extinguishment charge. Cornell calculates pro forma amounts for comparative purposes to help analyze its business performance and assist investors to better understand the operating results attributable to the Company’s core continuing business operations. Reconciliations of these non-Generally Accepted Accounting Principles (GAAP) measures to the comparable GAAP measures are included in the attachments hereto.

James E. Hyman, Cornell’s chairman and chief executive officer, said, “We made good progress in our core operations during the second quarter. As we progressed with restructuring, that core operational strength allowed us to offset some, but not all, of our one-time events. As a result, the quarter met our expectations on an as-reported basis, but came in below our pro forma outlook. Also during the second quarter, we saw trends at three programs that will have a significant impact during the second half of the year. We know the issues related to the trends, and we continue to focus on fixing where we have weakness and growing where we have strength.”

Second-Quarter Summary (Amounts in thousands, except per share data)

	Second Quarter		Six Months Ended
As Reported	6/30/2005	6/30/2004	6/30/2005	6/30/2004
Revenue from operations	$78,502	$66,377	$152,142	$131,952
Income from operations	8,127	5,409	12,475	11,797
Net loss from discontinued operations	(1,682)	(412)	(3,115)	(733)
Net loss	(311)	(1,099)	(2,584)	(393)
EPS — diluted	$(0.02)	$(0.08)	$(0.19)	$(0.03)
Shares outstanding used in per share computation	13,600	13,146	13,686	13,330

Pro Forma, excluding New Morgan Academy, charges related to the early extinguishment of debt, and pre-opening and start-up costs and related revenue:*
Revenue	$77,455	$66,347	$148,108	$131,922
Income from operations	9,620	6,784	16,040	13,884
Net income	861	1,312	123	2,676
EPS - diluted	$0.06	$0.10	$0.01	$0.20

* See reconciliation of historical GAAP and non-GAAP information attached.

MORE

Second-Quarter Results

Revenues increased 18.2 percent to $78.5 million for the second quarter of 2005 from $66.4 million in the 2004 period. Strong contributions from existing facilities, including Big Spring Correctional Center, facilities acquired April 1, 2005 from Correctional Systems, Inc., as well as those facilities/programs initiated in 2004 — Walnut Grove Youth Correctional Facility, Regional Correctional Center and Southern Peaks Regional Treatment Center — accounted for the revenue increase.

Pro forma second-quarter 2005 revenues, which exclude the impact of start-up revenues, were $77.5 million compared with $66.3 million in the prior year’s quarter. Average contract occupancy levels were 98.6 percent in residential facilities compared with 101.3 percent in last year’s second quarter. Excluding start-up operations in both quarters, average contract occupancy was 105.2 percent in the Company’s residential facilities in the 2005 quarter and 101.6 percent in the 2004 period.

The Company reported income from operations of $8.1 million for the second quarter of 2005 compared with $5.4 million in the same quarter of 2004. The increase in 2005 second-quarter results was due to improved/increased operations at those facilities previously noted, and also reflected the benefit of the restructuring activity undertaken in the first quarter of 2005 to streamline management and eliminate underperforming programs. The 2005 period’s results included a previously announced $0.3 million charge relating to Cornell’s plan to close several underperforming programs. Additionally, comparisons of income from operations were affected by $1.1 million in net start-up costs in 2005 and $1.0 million in 2004, and on-going costs related to New Morgan Academy of $0.4 million in each of 2005 and 2004.

Excluding the effects of start-up costs (net of start-up revenues) for new facilities, and losses associated with New Morgan Academy, pro forma income from operations was $9.6 million in the second quarter of 2005 compared with $6.8 million in the 2004 quarter. The increase in the 2005 second-quarter results was principally attributed to the previously noted improved/increased operations, restructuring and program-closure activity.

Six-Month Results

For the six months ended June 30, 2005, revenues increased 15.2 percent to $152.1 million from $132.0 million in the six months ended a year ago, principally due to contributions from those facilities/programs previously noted. Income from operations was $12.5 million for this year’s six-month period compared with $11.8 million in the prior-year period. The net loss was $2.6 million, or $0.19 per diluted share, compared with a net loss of $0.4 million, or $0.03 per diluted share, in the previous year’s first six months. The 2005 period included charges totaling $2.4 million to streamline management and close several underperforming programs. The 2004 period included a $2.4 million charge from the early extinguishment of debt.

Pro forma six-month 2005 revenues were $148.1 million compared with $131.9 million in the prior year’s period and pro forma income from operations was $16.0 million compared with $13.9 million. Pro forma net income was $0.1 million, or $0.01 per diluted share, compared with $2.7 million, or $0.20 per diluted share, for the six months ended June 30, 2004.

Discontinued Operations

As previously announced, Cornell has taken actions to shut down operations at several underperforming facilities/programs. These include Residential School, Maple Creek Home and the mental health WRAP programs in Pennsylvania in the first quarter 2005, and Jos Arz Academy and Northside Clinic in the

second quarter of the year. The increase in the 2005 net loss from discontinued operations over the 2004 period reflects reduced revenues as the programs are shut down, a $0.9 million charge to reserve certain accounts receivable and certain closure costs.

CSI Integration Complete

The integration of the Company’s April 1, 2005 acquisition of Correctional System, Inc. (CSI) proceeded smoothly and is substantially complete. The acquisition added nearly 1,000 new beds to Cornell’s service capacity, and was immediately accretive.

Outlook for 2005

Despite the good performance from core operations, weaknesses at certain programs have led Cornell to lower earnings guidance for the second half of 2005. The Company now expects third-quarter results to range from income per share of $0.03 to $0.06 on an as-reported basis, and income per share of $0.11 to $0.14 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy. The Company also expects fourth-quarter results to range from income per share of $0.03 to $0.07 on an as-reported basis, and income per share of $0.08 to $0.12 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy.

For the full year, the Company expects loss per share to range from $0.06 to $0.13 on an as-reported basis, and income per share from $0.20 to $0.27 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy. Reconciliations of these forward-looking non-GAAP measures to the comparable GAAP measures are included in the attachments hereto.

Cornell provided additional details on the facilities that led to the change in guidance:

At Southern Peaks Regional Treatment Center in Colorado, an increase in the ramp-up with the new state budget year and our own marketing effectiveness has not been seen. At the close of business Monday, August 8, 2005, the population was 96. Previous guidance indicated a population of 156 at year end, but the program is now expected to reach 125 by December 31, 2005. The impact of this revision is a reduction of approximately $0.06 per diluted share on an as-reported basis for the second half of 2005.

At Regional Correctional Center in Albuquerque, N.M., ramp-up under the previously announced Intergovernmental Service Agreement (IGSA), which guarantees a population of 500 federal detainees, is currently proceeding slower than anticipated. Based on the inability to ramp-up under the IGSA, it is possible the Company will receive a “true up” payment under the agreement in the first quarter of 2006. The Company has not included such a payment in either its previous or revised guidance, and as a result, the impact is a reduction of approximately $0.12 per diluted share on an as-reported basis for the second half of 2005.

In May, the Campbell Griffin Treatment Center in San Antonio, Texas was informed by a customer that its expectations were not being met. This resulted in the customer stopping admissions. By the end of June, the Company had identified and implemented an improvement plan that satisfied the customer. During the third quarter, it is expected that the customer will resume admissions as it sees the program’s performance improve. The Company anticipates the facility to operate near capacity by the end of the year. However, the population shortfall and client mix change during this period will reduce earnings by approximately $0.04 per diluted share on an as-reported basis for the second half of 2005.

The 2005 guidance reflects an annual effective tax rate of approximately 35.0 percent on discontinued operations and 41.3 percent on continuing operations. It also includes contributions from CSI (from its acquisition date of April 1, 2005), as well as the closure of certain programs.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11 a.m. Eastern today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. A replay will also be available on the above web site and by dialing 800-405-2236 or 303-590-3000 and providing confirmation code 11035966. The replay will be available through August 16, 2005 by phone and for 30 days on the web site. This earnings release can be found on Cornell’s website at www.cornellcompanies.com under “Investor Relations — Press Releases.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) Cornell’s ability to win new contracts and to execute its growth strategy, (3) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (4) the timing and costs of the opening of new programs and facilities, including Southern Peaks Regional Treatment Center and Regional Correctional Center, or the expansions of existing facilities and the related ramp-up of expected occupancy, (5) the resumption of admissions at the Campbell Griffin Treatment Center, (6) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (7) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (8) results from alternative deployment or sale of facilities such as New Morgan Academy or the inability to do so, (9) Cornell’s ability to complete the construction of the Moshannon Valley Correctional Center as anticipated, (10) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (11) the availability of financing on terms that are favorable to Cornell, and (12) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company (http://www.cornellcompanies.com) has 81 facilities in 17 states and the District of Columbia, which includes two facilities under development or construction. Cornell has a total service capacity of 19,266, including capacity for 1,514 individuals that will be available upon completion of facilities under development or construction.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

($000’s except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004
Revenues	$78,502	$66,377	$152,142	$131,952
Operating expenses	59,508	51,280	114,039	102,953
Pre-opening and start-up expenses (A)	2,152	990	6,846	1,268
Depreciation and amortization	3,816	3,093	7,545	6,169
General and administrative expenses	4,899	5,605	11,237	9,765
Income from operations	8,127	5,409	12,475	11,797
Interest expense, net	5,580	4,216	11,324	8,864
Loss on extinguishment of debt	—	2,357	—-	2,357
Income (loss) before provision (benefit) for income taxes and discontinued operation	2,547	(1,164)	1,151	576
Provision (benefit) for income taxes	1,176	(477)	620	236
Income (loss) before discontinued operations	1,371	(687)	531	340
Discontinued operations, net of tax provision (benefit)	(1,682)	(412)	(3,115)	(733)
Net loss	$(311)	$(1,099)	$(2,584)	$(393)

Earnings (loss) per share:
— Basic	$(0.02)	$(0.08)	$(0.19)	$(0.03)
— Diluted	$(0.02)	$(0.08)	$(0.19)	$(0.03)

Number of shares used in per share computation:
— Basic	13,474	13,146	13,451	13,114
— Diluted	13,600	13,146	13,686	13,330

Total service capacity (end of period) (B)	19,266	17,064	19,266	17,064
Contracted beds in operation (end of period) (B)	11,761	10,316	11,761	10,316
Average contract occupancy (B) (C)	98.6%	101.3%	96.4%	101.4%
Average contract occupancy excluding start-up operations (B)	105.2%	101.6%	103.4%	101.5%

(A)              Revenues associated with reported start-up expenses were $1.0 million and $0.03 million for the quarters ended June 30, 2005 and 2004, respectively. Revenues associated with reported start-up expenses were $4.0 million and $0.03 million for the six months ended June 30, 2005 and 2004, respectively.

(B)                Data presented excludes discontinued operating facilities.

(C)                Average contract occupancy percentages are based on actual occupancy for the period as a percentage of the contracted capacity of residential facilities in operation. Since certain facilities have service capacities that exceed contracted capacities, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:
	June 30, 2005	December 31, 2004

Cash and cash equivalents	$12,947	$9,895
Investment securities	39,450	51,740
Working capital	89,550	107,597
Property and equipment, net	292,190	282,255
Total assets	511,247	507,631
Long-term debt	279,752	279,528
Total debt	288,753	288,533
Stockholders’ equity	159,622	161,312

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to assess the operating results and effectiveness of the Company’s core continuing business operations. Pro forma measures exclude the effect of pre-opening and start-up revenues and costs, charges related to the early extinguishment of debt, and revenues and costs associated with New Morgan Academy. Earnings before interest, taxes, depreciation and amortization (EBITDA) measures operating income before depreciation and amortization, excluding the effect of pre-opening and start-up expenses, net of start-up revenue. The Company calculates EBITDA amounts for comparative purposes to assist investors to analyze its business performance. These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements. Set forth below are reconciliations to GAAP measures of non-GAAP measures used herein.

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
GAAP revenues from operations	$78,502	$66,377	$152,142	$131,952
Less: Start-up revenue	1,047	30	4,034	30
Pro forma revenues from operations	$77,455	$66,347	$148,108	$131,922

GAAP income from operations	$8,127	$5,409	$12,475	$11,797
Plus:
New Morgan Academy loss from operations	388	415	753	849
Pre-opening and start-up expenses, net of start-up revenue	1,105	960	2,812	1,238
Pro forma income from operations	$9,620	$6,784	$16,040	$13,884

GAAP net loss	$(311)	$(1,099)	$(2,584)	$(393)
Plus:
New Morgan Academy net loss	520	454	1,048	948
Pre-opening and start-up expenses, net of start-up revenue	652	566	1,659	730
Loss on extinguishment of debt	—	1,391	—	1,391
Pro forma net income	$861	$1,312	$123	$2,676

GAAP loss per share—diluted	$(0.02)	$(0.08)	$(0.19)	$(0.03)
Plus:
New Morgan Academy	0.03	0.03	0.08	0.07
Pre-opening and start-up expenses, net of start-up revenue	0.05	0.04	0.12	0.05
Loss on extinguishment of debt	—	0.11	—	0.11
Pro forma earnings per share—diluted	$0.06	$0.10	$0.01	$0.20

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:
	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
GAAP income from operations	$8,127	$5,409	$12,475	$11,797
Plus:
Depreciation and amortization	3,816	3,093	7,545	6,169
Pre-opening and start-up expenses, net of start-up revenue	1,105	960	2,812	1,238
EBITDA	$13,048	$9,462	$22,832	$19,204

RECONCILIATION OF FORWARD-LOOKING INFORMATION:
	Third Quarter Ending September 30, 2005	Fourth Quarter Ending December 31, 2005	Twelve Months Ending December 31, 2005
GAAP earnings (loss) per share — diluted	$0.03 - 0.06	$0.03 - 0.07	$(0.13 - (0.06)
New Morgan Academy	0.04	0.04	0.16
Pre-opening and start-up expenses, net of start up revenue	0.04	0.01	0.17
Pro forma earnings per share — diluted	$0.11 - 0.14	$0.08 - 0.12	$0.20 - 0.27

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and Six Months Ended June 30, 2005 and 2004

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
		%		%		%		%
Contracted beds in operation:
Secure Institutional (1)	7,695	65%	5,844	63%	7,695	65%	5,844	63%
Adult Community-Based (1)	2,340	20%	1,854	20%	2,340	20%	1,854	20%
Juvenile(1)	1,726	15%	1,642	18%	1,726	15%	1,642	18%
Total	11,761	100%	9,340	100%	11,761	100%	9,340	100%

Number of billed mandays:
Secure Institutional	657,335	47%	540,383	46%	1,293,913	48%	1,077,281	45%
Adult Community-Based
Residential	249,088	18%	174,337	15%	439,331	16%	360,013	15%
Non-residential (2)	131,153	9%	120,501	10%	254,392	9%	246,821	10%
Juvenile:
Residential	146,566	11%	145,004	12%	291,954	11%	286,753	12%
Non-residential (2)	207,218	15%	204,516	17%	407,977	15%	409,919	17%
Total	1,391,360	100%	1,184,741	100%	2,687,567	100%	2,380,787	100%

Revenues:
Secure Institutional	$32,295	41%	$26,681	40%	$63,154	42%	$52,465	40%
Adult Community-Based
Residential	14,636	19%	10,871	16%	26,362	17%	21,937	17%
Non-residential	1,252	2%	1,029	2%	2,172	1%	2,147	2%
Juvenile:
Residential	23,687	30%	22,866	34%	47,573	31%	45,625	35%
Non-residential	6,632	8%	4,930	7%	12,881	8%	9,778	7%
Total	$78,502	100%	$66,377	100%	$152,142	100%	$131,952	100%

Average revenue per diem:
Secure Institutional	$49.13		$49.37		$48.81		$48.70
Adult Community-Based
Residential	$58.76		$62.36		$60.00		$60.93
Non-residential (2)	$9.55		$8.54		$8.54		$8.70
Juvenile:
Residential	$161.61		$157.69		$162.95		$159.11
Non-residential (2)	$32.00		$24.11		$31.57		$23.85
Total	$56.42		$56.03		$56.61		$55.42

(1) Residential Contract Capacity Only

(2) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.